Exhibit 99.3

Contacts:
West Michael A. Anderson Vice President and Treasurer (610) 594-3345	Investors and Financial Media: Westwicke Partners John Woolford / Stefan Loren (443) 213-0506

West Announces Stock Split and Raises Quarterly Dividend

Exton, PA August 1, 2013 -- West Pharmaceutical Services, Inc. (NYSE:WST) (“West”) today announced that the Company's Board of Directors has approved a two-for-one split of the Company's common stock to be effected through a stock dividend. West also announced an increase in the quarterly cash dividend for the twenty-first consecutive year, by $0.01 per share (on a pre-split basis).

The record date for the stock split is the close of business on September 12, 2013, with share distribution scheduled for September 26, 2013. As a result of the split, shareholders will receive one additional share of West Pharmaceutical Services, Inc. common stock, par value $0.25, for each share they hold as of the record date. Total shares outstanding will increase from approximately 35 million to 70 million shares.

The quarterly dividend of $0.20 per share on a pre-split basis, up from $0.19, is to be paid on November 6, 2013 to shareholders of record as of October 23, 2013 and will be paid on a post-split basis at the rate of $0.10 per share.

About West

West works side-by-side with its healthcare partners from concept to the patient, designing and manufacturing packaging, diagnostic and delivery systems that promote the efficiency, reliability and safety of their products. Every day, West is leading the way with cutting-edge technologies and quality systems, a thorough understanding of global regulatory compliance, and an unmatched and growing knowledge base of relevant pharmaceutical product testing, development and packaging. Based in Exton, Pa., West supports its customers from sales, manufacturing, customer support and research and development locations in North and South America, Europe, Asia and Australia. Established in 1923, West's 2012 sales were $1.3 billion.